UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2014

US FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-185732	36-3642294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 8, 2013, USF Holding Corp., a Delaware corporation (“USF”), which owns all of the outstanding shares of common stock of US Foods, Inc., a Delaware corporation (“US Foods”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sysco Corporation, a Delaware corporation (“Sysco”), Scorpion Corporation I, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco and Scorpion Company II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco pursuant to which Sysco will acquire USF (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

On September 23, 2014, in connection with, and conditional upon the consummation of, the Merger, US Foods provided the holders of all of the outstanding notes (the “Outstanding Notes”) issued under the Indenture, dated as of May 11, 2011, as supplemented by the First Supplemental Indenture, dated as of December 6, 2012, the Second Supplemental Indenture, dated as of December 27, 2012, the Third Supplemental Indenture, dated as of January 16, 2013, the Fourth Supplemental Indenture dated as of December 19, 2013, and as otherwise supplemented from time to time (the “Indenture”), among US Foods, the Subsidiary Guarantors from time to time party thereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee, a Notice of Conditional Full Redemption, dated as of September 23, 2014 (the “Notice of Redemption”) whereby US Foods elected to redeem all of the Outstanding Notes during the period described therein, subject to the satisfaction of certain conditions set forth therein.

Because US Foods does not currently expect to complete the Merger before the first quarter of 2015, on November 5, 2014, US Foods rescinded the Notice of Redemption in accordance with its terms.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	US Foods, Inc. Rescission of Notice of Conditional Full Redemption, dated November 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2014	US FOODS, INC.

	By:	/s/ Fareed Khan
Fareed Khan Chief Financial Officer